AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of June 30, 2011 (the “Effective Date”), by and among On Time Filings, Inc., a Nevada corporation, with its principal office at 260 Newport Center Drive, Suite 100, Newport Beach, California 92660 (“OTF”), Empowered Products, Inc., a Nevada corporation, with its principal office at 3367 West Oquendo Road, Las Vegas, Nevada 89118 (“EPI”), EPI Acquisition Corp., a newly-formed wholly-owned subsidiary of OTF, domiciled in Nevada (“Acquisition Sub”), and EPI Name Change Corp., a newly-formed wholly-owned subsidiary of OTF, domiciled in Nevada (“Name Change Merger Sub”). Each of OTF, EPI, Acquisition Sub and Name Change Merger Sub is referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

A.           OTF and EPI intend to effect a merger, pursuant to which Acquisition Sub will merge with and into EPI and EPI will survive, as a result of which the entire issued and outstanding shares of common stock of EPI (the “EPI Common Stock”) will be deemed for all purposes to represent shares of common stock, par value $0.001 per share, of OTF upon the terms and subject to the conditions set forth in this Agreement.

B.           In contemplation of the Merger (as hereinafter defined), OTF has effectuated a 44-to-1 forward stock split of all of its issued and outstanding shares of common stock (the “Forward Split”).

C.           In connection with the Merger, the Parties intend to raise a minimum amount of Two Million Dollars ($2,000,000) through a private placement of OTF’s common stock for purposes of consummating the Closing (the “Private Placement”).

D.           Immediately after the Closing (as defined below), OTF intends to purchase and cancel 223,370,000 shares of OTF’s common stock owned by OTF’s director, Suzanne Fischer, pursuant to a stock cancellation agreement substantially in the form of Exhibit A attached hereto (the “Cancellation Agreement”).

E.           The Parties intend that the Merger contemplated by this Agreement will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Tax Code”).

F.           OTF has formed Name Change Merger Sub, a wholly-owned subsidiary of OTF, incorporated in the State of Nevada, and OTF’s board of directors has authorized and approved the merger of Name Change Merger Sub with and into OTF, effective as of the Closing, upon the consummation of which OTF shall remain as the surviving corporation and the name of surviving corporation shall be “Empowered Products, Inc.” (the “Name Change Merger”).

G.           Immediately prior to the Name Change Merger, the Articles of Incorporation of the EPI shall be amended to change the name of EPI to “Empowered Products Nevada, Inc.”

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants herein made, the parties hereby agree to the foregoing and as follows:

Section 1.             Definitions.  Capitalized terms not otherwise defined herein have the meanings set forth in the attached Schedule 1.

Section 2.             The Merger.

(a)       Effecting the Merger.  Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time (as hereinafter defined), (i) Acquisition Sub shall be merged with and into EPI (the “Merger”); (ii) the separate corporate existence of Acquisition Sub shall thereupon cease and EPI will continue as the surviving corporation in the Merger and wholly-owned subsidiary of OTF (sometimes referred to herein as the “Surviving Subsidiary”), (iii) all the properties, rights and privileges, and power of EPI, shall vest in the Surviving Subsidiary, and all debts, liabilities and duties of EPI shall become the debts, liabilities and duties of the Surviving Subsidiary, and (iv) each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchange for one validly issued, fully paid and non-assessable share of the Surviving Subsidiary’s common stock.

(b)      Effect on Capital Stock.

(i)           Conversion of Shares. At the Effective Time, each share of EPI Common Stock issued and outstanding on the Closing Date (as defined in Section 3, below) shall, by virtue of the Merger and without any action on the part of EPI, OTF, Acquisition Sub, Name Change Merger Sub, or the holders of the EPI Common Stock as of the Closing Date (the “Original Holders”), be converted into and will become four (4) shares of validly issued, fully paid and non-assessable common stock of OTF (the “Share Ratio”) such that the Original Holders will be issued a total of 40,000,000 shares of OTF (the “OTF Common Stock”) following the conversion.  All shares of OTF Common Stock issued upon the surrender for exchange of shares of EPI Common Stock in accordance with the terms hereof shall (i) contain a restricted securities legend in compliance with the Securities Act and (ii) be deemed to have been issued in full satisfaction of all rights pertaining to such shares of EPI Common Stock.  There shall be no further registration of transfers on the stock transfer books of EPI of the shares of EPI Common Stock that were outstanding immediately prior to the Effective Time.

(ii)          Fractional Shares.  No fractional shares will be issued in connection with the conversion of EPI Common Stock into OTF Common Stock, and any right to receive a fractional share will be rounded-up to the nearest whole share.

(iii)         Cancellation of EPI Common Stock.  At the Effective Time, the EPI Common Stock will be deemed canceled and retired and will cease to exist, and each holder of a certificate for EPI Common Stock will cease to have any rights with respect thereto; provided, however, that, following the Closing Date, upon surrender of an original stock certificate representing EPI Common Stock and the delivery of the deliverables listed in Section 2(c) below, OTF will deliver a stock certificate for shares of OTF Common Stock to which such person is entitled pursuant to the Share Ratio, bearing any necessary or appropriate restrictive legend.  The effect of the Merger shall be as provided in the applicable provisions of Nevada Law.

(iv)         Lost, Stolen or Destroyed Certificates.  If any certificate evidencing shares of EPI Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by OTF, the posting of an indemnity bond, in such reasonable amount as OTF or the transfer agent may direct, as collateral security against any claim that may be made with respect to the certificate, OTF will issue in exchange for the lost, stolen or destroyed certificate the applicable number of shares of OTF Common Stock.

(v)          At the Effective Time, each share of common stock of Acquisition Sub (“Acquisition Sub Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, nonassessable share of common stock of the Surviving Subsidiary.  Each stock certificate evidencing ownership of any shares of Acquisition Sub Stock shall, at the Effective Time, evidence ownership of such shares of capital stock of the Surviving Subsidiary.

(c)      Dissenting Shares of EPI Common Stock.  Each outstanding share of EPI Common Stock as to which a written demand for purchase is made in accordance with Section 92A.380 of the Nevada Revised Statutes (2007), stating that the record holder demand that his or her shares be purchased in cash for their fair market value, and which is not voted in favor of the Merger, shall not be converted into shares of OTF Common Stock unless and until the holder shall have failed to perfect or shall have effectively withdrawn or lost his right to payment of the fair market value of his shares of EPI Common Stock under Sections 92A.380  to 92A.500, inclusive, of the Nevada Revised Statutes, at which time such shares of EPI Common Stock shall be converted into whole shares of OTF Common Stock in the same manner as provided for other outstanding shares of EPI Common Stock in Section 2(b) and such holder shall be entitled to receive certificates for whole shares of OTF Common Stock in accordance with the terms hereof.  All such shares of EPI Common Stock as to which such a written demand is made pursuant to 92A.380 of the Nevada Revised Statutes and which are not voted in favor of the Merger, except any such shares of EPI Common Stock the holder of which shall have effectively withdrawn or lost his right to payment for his shares under Sections 92A.380 to 92A.500 of the Nevada Revised Statutes, are herein called “Dissenting EPI Shares.”  EPI shall give OTF prompt notice of any Dissenting EPI Shares (and shall also give OTF prompt notice of any withdrawals of demands for purchase) and EPI and OTF shall mutually direct all negotiations and proceedings with respect to any such demands.  EPI shall not, except with the prior written consent of OTF, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for purchase.

(d)      Reorganization.  The Parties intend to adopt this Agreement and the Merger as a plan of reorganization under Section 368(a) of the Tax Code.  The shares of OTF Common Stock issued in the Merger will be issued solely in exchange for shares of EPI Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the shares of EPI Common Stock.  No consideration that could constitute “other property” within the meaning of Section 356(b) of the Tax Code is being transferred by OTF for shares of EPI Common Stock in the Merger.  The parties shall not take a position on any tax return inconsistent with this Section 2(d).

(e)      Further Actions.  If at any time after the Effective Time, OTF or EPI reasonably determines that any deeds, assignments, or instruments, or conformations of transfer are necessary or desirable to carry out the purposes of this Agreement, the officers and directors of OTF and EPI are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable actions.

(f)        Private Placement.  As a condition of the Closing, OTF will issue a minimum amount of Two Million Dollars ($2,000,000) of shares of OTF Common Stock at $1.00 per share pursuant to the terms of a private placement (the “Private Placement”) in order to consummate the Closing of the Merger.  The Private Placement will be conducted pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Regulation S promulgated pursuant to that act by the SEC.

(g)       Assignment and Assumption.  Immediately after the Closing of the Merger and pursuant to an assignment and assumption agreement substantially in the form of Exhibit B attached hereto (the “Assignment Agreement”), OTF shall transfer all of its business and assets into OT Filings, Inc., a Nevada corporation (“OT Filings”) and a wholly-owned subsidiary of OTF, and OT Filings shall assume certain existing liabilities of OTF (excluding all amounts due to OTF’s legal counsel pursuant to Section 15(i)) prior to the Effective Time of the Merger and perform all duties and obligations of OTF arising under such liabilities of OTF.

(h)       Share Repurchase and Cancellation of Shares of OTF Common Stock. Immediately after the Closing Date, and in consideration of EPI’s willingness to enter into the transactions contemplated by this Agreement and in order to provide an appropriate capital structure after the Closing, immediately prior to the Effective Time, OTF and Suzanne Fischer shall enter into the Cancellation Agreement pursuant to which OTF shall purchase and cause to be cancelled 223,370,000 shares of OTF common stock held by Suzanne Fischer in exchange for (i) Fifty Thousand Dollars ($50,000) in cash, to be paid from the proceeds of the Private Placement, and (ii) all of the issued and outstanding shares of capital stock of OT Filings (the “Share Repurchase”).

(i)        EPI Name Change. Immediately prior to the Name Change Merger, the Articles of Incorporation of the EPI shall be amended to change the name of EPI to “Empowered Products Nevada, Inc.”

(j)        Name Change Merger.  Immediately after the Closing of the Merger, OTF shall effectuate the Name Change Merger pursuant to which (i) Name Change Merger Sub shall be merged with and into OTF; (ii) the separate corporate existence of Name Change Merger Sub shall thereupon cease and OTF will continue as the surviving corporation in the Name Change Merger (sometimes referred to herein as the “Surviving Parent”), (iii) all the properties, rights and privileges, and power of OTF shall vest in the Surviving Parent, and all debts, liabilities and duties of OTF shall become the debts, liabilities and duties of the Surviving Parent, and (iv) the Articles of Incorporation of the Surviving Parent shall be amended to change the name of the Surviving Parent to “Empowered Products, Inc.”

Section 3.             Closing.

(a)       Closing Date. On the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of K&L Gates LLP, 10100 Santa Monica Blvd., 7th Floor, Los Angeles, California 90067, on June 30, 2011, at 10:00 a.m. PT, or such other time, date or place as OTF and EPI may otherwise agree (the “Closing Date”).

(b)      Documents to be Delivered by OTF.  On or before the Closing, OTF will deliver or cause to be delivered to EPI:

(i)           the original or certified copies of the charter documents of OTF, including amendments thereof, and all corporate records documents and instruments of OTF, the corporate seal of OTF and all books and accounts of OTF;

(ii)          all consents or approvals required to be obtained by OTF for the purposes of completing the Merger;

(iii)         a certified copy of a resolution of the directors of OTF dated as of the Closing Date appointing the nominees of EPI to the board of directors of OTF;

(iv)         resignations of all of the directors and officers of OTF;

(v)          the Assignment Agreement, executed by OTF and OT Filings;

(vi)         the Cancellation Agreement, executed by OTF and certain OTF stockholders;

(vii)        certified copies of such resolutions of the directors of OTF as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(viii)       good standing certificates of OTF from the State of Nevada and the State of California and tax clearances of OTF from the State of California;

(ix)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of OTF certifying that copies of OTF’s Articles of Incorporation and Bylaws attached thereto are true, complete and correct copies of such documents in effect on the Closing Date.

Section 4.             Directors and Officers of OTF.  Effective as of the Closing, the current directors of OTF shall (a) appoint the current officers and directors of EPI and/or designees of EPI as directors and/or officers of OTF and (b) shall resign from all of their officer and director positions with OTF in accordance with OTF’s Articles of Incorporation and Bylaws, except that Suzanne Fischer shall remain as Secretary and a director of OTF for a period of ninety (90) days after the Closing Date.

Section 5.             EPI’s Representations and Warranties.  EPI represents and warrants to OTF that the statements contained in this Section are true and correct as of the Effective Date and will be true and correct as of the Closing Date, as set forth herein and in the disclosure schedule delivered by EPI to OTF (the “EPI Schedule”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a)        Organization.  EPI is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  EPI is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect.  Certified copies of the Articles of Incorporation and all amendments thereto, of EPI, as amended to date, have been made available to OTF, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  EPI is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b)       Capitalization.

(i)           EPI’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share.

(ii)          There are 10,000,000 shares of common stock issued and outstanding and no shares held in the treasury of EPI.  All of the issued and outstanding shares of EPI common stock were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii)         Except as provided in the EPI Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from EPI any capital stock of EPI; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of EPI.

(c)       No Subsidiaries.  Except as provided in the EPI Schedule, EPI does not own any capital stock or other equity interest in any corporation, partnership, joint venture, or other entity.

(d)       Authorization.  EPI has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by EPI and the consummation by EPI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and/or stockholder action by EPI and no other corporate proceedings on the part of EPI and no other stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by EPI.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which EPI is a party constitute the valid and legally binding obligations of EPI, enforceable against EPI in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.  The execution, delivery and performance by EPI of this Agreement and the agreements provided for herein, and the consummation by EPI of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of EPI, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of EPI pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which EPI is a party or by which EPI or any of its properties is or may be bound; or (iii) to EPI’s Knowledge, violate the provisions of any law, rule or regulation applicable to EPI, except where such violation would not reasonably be expected to have an Adverse Effect.

(e)       No Conflict.  The execution and delivery of this Agreement by EPI does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of EPI pursuant to; any material agreement of EPI or other instrument or obligation of EPI.

(f)        Litigation.  There is no action, suit, legal or administrative proceeding or investigation pending or, to EPI’s Knowledge, threatened against or involving EPI (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator.  There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to EPI’s Knowledge enjoining or requiring EPI to take any action of any kind with respect to its business, assets or properties.

(g)       Insurance.  The EPI Schedule contains a listing of all current EPI insurance policies.  To EPI’s Knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for EPI’s business, and to EPI’s Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound.  All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

(h)       Personal Property.  EPI has good and marketable title to all of its tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges, and restrictions, except for liens, if any, for personal property taxes not due.  Such property is used by EPI in the ordinary course of its business and is sufficient for continued conduct of EPI’s business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.  Such property is in good operating condition and repair, normal wear and tear excepted, and normal maintenance has been performed.

(i)        Intangible Property.  EPI owns, or possesses, adequate licenses or other valid rights to use all existing United States and foreign patents, trade names, service marks, copyrights, trade secrets, and applications therefor listed in the EPI Schedule, which are material to its business as currently conducted (the “EPI Intellectual Property Rights”), except where the failure to have such EPI Intellectual Property Rights would not reasonably be expected to have an Adverse Effect.    EPI has the right and authority to use, and to continue to use such EPI Intellectual Property Rights after the Closing Date, such property in connection with the conduct of its business in the manner presently conducted, and to its Knowledge such use or continuing use does not and will not materially infringe upon or violate any rights of any other person.

(j)        Real Property.  Except as specified on the EPI Schedule, EPI is not a party to any lease agreements and does not have any interests in any parcel of real property, improved or otherwise.

(k)       Tax Matters.  Within the times and in the manner prescribed by law, EPI has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed.  EPI has paid all taxes, interest, penalties, assessments and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes.  No examinations of the federal, state or local tax returns of EPI are currently in progress or threatened and no deficiencies have been asserted or to EPI’s Knowledge assessed against EPI as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(l)        Books and Records.  The general ledger and books of account of EPI, all minute books of EPI, all federal, state and local income, franchise, property and other tax returns filed by EPI, all of which have been made available to OTF, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations, except as would reasonably be expected to have an Adverse Effect.

(m)      Contracts and Commitments.  The EPI Schedule lists all material contracts and agreements to which EPI is a party, whether written or oral, other than those between EPI and OTF.  Each such contract is a valid and binding agreement of EPI, enforceable against EPI in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties.  EPI has materially complied with all obligations required pursuant to such contracts to have been performed by EPI on its part and neither EPI nor, to EPI’s Knowledge, any other party to such contract is in breach of or default in any material respect under any such contract.

(n)       Compliance with Laws.  EPI has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect.  To EPI’s Knowledge, EPI is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(o)       Employee Benefit Plans.  Except as specified on the EPI Schedule, EPI has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of OTF.

(p)       Indebtedness to and from Affiliates.  EPI is not indebted, directly or to EPI’s Knowledge indirectly, to any officer, director or 10% stockholder of EPI in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to EPI except for advances made to employees of EPI in the ordinary course of business to meet reimbursable business expenses.

(q)       Regulatory Approvals.  All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by EPI and that are necessary for the execution and delivery by EPI of this Agreement or any documents to be executed and delivered by EPI in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

(r)        No Brokers.  No broker or finder has acted for EPI in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of EPI.

(s)       Disclosure.  The information concerning EPI set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(t)        Tax Treatment.  Neither EPI nor, to the Knowledge of EPI, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

Section 6.             OTF’s, Acquisition Sub’s and Name Change Merger Sub’s Representations and Warranties.  Each of OTF, Acquisition Sub and Name Change Merger Sub represents and warrants to EPI and the surviving corporation that the statements contained in this Section are true and correct as of the Effective Date and will be true and correct as of the Closing Date, as set forth herein and in the disclosure schedule delivered by OTF, Acquisition Sub and Name Change Merger Sub to EPI (the “OTF Schedule”), arranged in sections corresponding to the paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a)          Organization.

(i)         OTF is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  OTF is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect.  Certified copies of its Articles of Incorporation and Bylaws, as amended to date, have been made available to EPI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  OTF is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(ii)        Acquisition Sub is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  Certified copies of its Articles of Incorporation and Bylaws have been made available to EPI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  Acquisition Sub is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(iii)       Name Change Merger Sub is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  Certified copies of its Articles of Incorporation and Bylaws have been made available to EPI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  Name Change Merger Sub is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b)      Capitalization.

(i)           OTF’s authorized capital stock consists of 2,200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

(ii)          There are 243,758,856 shares of common stock issued and outstanding, no shares of OTF preferred stock are issued and outstanding, and no shares of common stock of OTF are held in the treasury of OTF.  All of the issued and outstanding shares of common stock of OTF were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii)        As of the Closing Date, there are no outstanding (A) options, warrants, or other rights to purchase from OTF any capital stock of OTF, Acquisition Sub or Name Change Merger Sub; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of OTF, Acquisition Sub or Name Change Merger Sub.

(iv)        OTF owns all of the outstanding capital stock of Acquisition Sub and Name Change Merger Sub, free and clear of all liens or other encumbrances.

(c)      No Subsidiaries.  Except for Acquisition Sub and Name Change Merger Sub, OTF does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

(d)       Authorization.  Each of OTF, Acquisition Sub and Name Change Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by OTF, Acquisition Sub and Name Change Merger Sub and the consummation by OTF, Acquisition Sub and Name Change Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by OTF, Acquisition Sub and Name Change Merger Sub, respectively, and no other corporate proceedings on the part of OTF, Acquisition Sub and Name Change Merger Sub, respectively, and no stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by OTF, Acquisition Sub and Name Change Merger Sub.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which OTF, Acquisition Sub or Name Change Merger Sub is a party constitute the valid and legally binding obligations of OTF, Acquisition Sub and Name Change Merger Sub, respectively, enforceable against OTF, Acquisition Sub and Name Change Merger Sub, respectively, in accordance with their terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.  The execution, delivery and performance by OTF, Acquisition Sub and Name Change Merger Sub of this Agreement and the agreements provided for herein, and the consummation by OTF, Acquisition Sub and Name Change Merger Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of OTF, the Articles of Incorporation or Bylaws of Acquisition Sub, or the Articles of Incorporation or Bylaws of Name Change Merger Sub or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of OTF,  Acquisition Sub or Name Change Merger Sub pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which OTF, Acquisition Sub or Name Change Merger Sub is a party or by which OTF, Acquisition Sub or Name Change Merger Sub or any of their respective properties is or may be bound; or (iii) to OTF’s, Acquisition Sub’s or Name Change Merger Sub’s Knowledge, violate the provisions of any law, rule or regulation applicable to OTF, Acquisition Sub or Name Change Merger Sub, except where such violation would not reasonably be expected to have an Adverse Effect.

(e)       No Conflict.  The execution and delivery of this Agreement by OTF, Acquisition Sub and Name Change Merger Sub does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of OTF, Acquisition Sub or Name Change Merger Sub pursuant to any material agreement of OTF, Acquisition Sub or Name Change Merger Sub or other instrument or obligation of OTF, Acquisition Sub or Name Change Merger Sub.

(f)        Absence of Liabilities.  Except as set forth on OTF’s balance sheet dated December 31, 2010, as set forth in OTF’s Annual Report on Form 10-K for the period ended December 31, 2010, as filed with the SEC, OTF does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $10,000.  Neither Acquisition Sub nor Name Change Merger Sub have any liabilities or obligations.

(g)       Litigation.  There is no action, suit, legal or administrative proceeding or investigation pending or, to OTF’s Knowledge, threatened against or involving OTF,  Acquisition Sub or Name Change Merger Sub (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator.  There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to OTF’s Knowledge enjoining or requiring OTF, Acquisition Sub or Name Change Merger Sub to take any action of any kind with respect to its business, assets or properties.

(h)       Tax Matters.  Except as specified in the OTF Schedule, OTF has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed.  OTF has paid all taxes, interest, penalties, assessments, and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes.  No examinations of the federal, state or local tax returns of OTF are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against OTF as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(i)        Books and Records.  The general ledger and books of account of OTF, all minute books of OTF, all federal, state and local income, franchise, property and other tax returns filed by OTF, all reports and filings with the SEC by OTF, all of which have been made available to EPI, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

(j)        Contracts and Commitments.  There are no material contracts to which OTF is a party other than those specified in its filings with the SEC.  Neither Acquisition Sub nor Name Change Merger Sub are a party to any contract.

(k)       Compliance with Laws.  OTF has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect.  OTF is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(l)        Employee Benefit Plans.  Except as disclosed in its filings with the SEC, OTF has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of OTF.  With respect to such plans, individually and in the aggregate, no event has occurred and, to OTF’s Knowledge, there exists no condition or set of circumstances in connection with which OTF could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

(m)      Indebtedness to and from Affiliates.  As of the Closing Date, OTF is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of OTF in any amount, and no such person is indebted to OTF except for advances made to employees of OTF in the ordinary course of business to meet reimbursable business expenses.

(n)       Banking Facilities.  Section 6(n) of the OTF Schedule sets forth a true, correct, and complete list of:  (i) each bank, savings and loan or similar financial institution in which OTF has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by OTF thereat; and (ii) the names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.

(o)       Regulatory Approvals.  All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by OTF, Acquisition Sub and Name Change Merger Sub and that are necessary for the execution and delivery by OTF, Acquisition Sub and Name Change Merger Sub of this Agreement or any documents to be executed and delivered by OTF, Acquisition Sub and Name Change Merger Sub in connection therewith have been obtained and satisfied.

(p)       No Brokers.  No broker or finder has acted for OTF, Acquisition Sub or Name Change Merger Sub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of OTF, Acquisition Sub or Name Change Merger Sub.

(q)       Disclosure.  The information concerning each of OTF, Acquisition Sub and Name Change Merger Sub set forth in its reports and filings with the SEC, this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(r)       SEC and State Securities Law Filings.

(i)           OTF has filed all forms, reports and documents required to be filed with the SEC since formation of OTF.  At the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, all such filings (A) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary in order to make the statements in such filings, in the light of the circumstances under which they were made, not misleading.

(ii)          Each of the financial statements (including, in each case, any related notes) contained in OTF’s SEC filings complied as to form in all material respects with the applicable rules and regulations with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of OTF as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(s)       Tax Treatment.  Neither OTF nor, to the Knowledge of OTF, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

(t)        Certificates.  The certificates representing the shares of OTF to be delivered pursuant to this Agreement are subject to certain trading restrictions imposed by the Securities Act and applicable state securities or “blue sky” laws.

(u)       Investment Company.  OTF is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.             Covenants of OTF.

(a)          Conduct of Business of OTF.  Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, OTF will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization.  Except as otherwise expressly provided in this Agreement or in the OTF Disclosure Schedule, prior to the Effective Time, OTF shall not, without the prior written consent of EPI:

(i)           amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(ii)          authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

(iii)         except for the Forward Split, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(iv)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of OTF (other than the Merger);

(v)          (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;  (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of OTF; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due);

(vi)         except as contemplated in this Agreement, acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(vii)        except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(viii)       (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000;

(ix)          make any tax election or settle or compromise any income tax liability material to OTF;

(x)          settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have an Adverse Effect on OTF; or

(xi)          take, or agree in writing or otherwise to take, any of the actions described in Sections 7(a)(i) through (xi) or any action which would make any of the representations or warranties of  contained in this Agreement untrue or incorrect.

(b)     Assignment of OTF’s Current Business.  Immediately after the Closing of the Merger, OTF shall complete the transfer of all its business and assets that it holds prior to the Closing of the Merger into OT Filings, and OT Filings shall assume certain existing liabilities of OTF (excluding all amounts due to OTF’s legal counsel pursuant to Section 15(i)) prior to the Effective Time of the Merger and perform all duties and obligations of OTF arising under such liabilities of OTF.

Section 8.             Covenants of EPI.

(a)         Conduct of Business of EPI.  Except as contemplated by this Agreement, including as described in the EPI Disclosure Schedule, during the period from the date hereof to the Effective Time, EPI will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, and keep available the service of its current officers and employees.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in the EPI Disclosure Schedule, prior to the Effective Time, EPI shall not, without the prior written consent of OTF:

(i)           adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of EPI (other than the Merger);

(ii)          (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;  (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of EPI; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due); or

(iii)         take, or agree in writing or otherwise to take, any action which would make any of the representations or warranties of the EPI contained in this Agreement untrue or incorrect.

Section 9.             Other Covenants and Agreements of the Parties.

(a)          Meetings of Stockholders.  Each of Acquisition Sub and EPI shall take all action necessary, in accordance with the General Corporation Law of its state of incorporation, and its Articles of Incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby.

(b)          EPI Common Stock.  At the Effective Time, EPI shall not have issued and outstanding any shares of capital stock other than 10,000,000 shares of EPI Common Stock.

(c)          OTF Common Stock.  At the Effective Time, after taking into account the cancellation of shares of OTF Common Stock as contemplated by the terms and conditions of the Cancellation Agreement and the Forward Split, OTF shall not have issued and outstanding more than 20,238,856 shares of OTF Common Stock.

(d)          OTC Bulletin Board.  OTF shall use all reasonable efforts to maintain the quotation of the shares of OTF Common Stock on the OTC Bulletin Board or OTC Markets, Inc. after the Closing.

(e)          Access to Information.

(i)           Between the date hereof and the Effective Time, OTF will give EPI and its authorized representatives reasonable access to its facilities and to all books and records of itself, will permit EPI to make such inspections as EPI may reasonably require and will cause its officers to furnish EPI with such financial and operating data and other information with respect to the business and properties of itself as EPI may from time to time reasonably request.

(ii)          Each of the Parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

(f)          Additional Agreements, Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation of a Form 8-K to be filed with the SEC in connection with this Agreement, (ii) obtaining consents of all third parties and governmental entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; and (iii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

(g)        Press Releases.  EPI and OTF will consult with each other before issuing, and will provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.  The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

(h)         Other Filings.  At all times from and after the date hereto until the Effective Time, OTF covenants and agrees to make all filings it is required to make pursuant to the Exchange Act on a timely basis.

(i)           OTF Accounts Payable.  As of the Closing, OTF’s accounts payable shall not exceed $60,000 (including the $50,000 payable to OTF’s legal counsel by OTF pursuant to Section 15(i)).

Section 10.           EPI’s Conditions to the Merger.  The obligation of EPI to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by EPI:

(a)       Each of the representations and warranties of OTF and Acquisition Sub contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances, or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect and at the Closing each of OTF and Acquisition Sub shall have delivered to EPI a certificate to that effect;

(b)       Any governmental or third party approvals required to effect the Merger shall have been obtained;

(c)       Each of OTF and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing OTF shall have delivered to EPI a certificate to that effect;

(d)       From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning OTF or Acquisition Sub that has had or could be reasonably likely to have an Adverse Effect;

(e)       OTF shall have delivered to EPI a complete and accurate OTF Schedule and such schedule shall have been approved by EPI;

(f)        The Cancellation Agreement shall have been entered into by the parties thereto and shall be effective at the Effective Time;

(g)       The nominees of EPI shall have been appointed as members of the board of directors and as officers of OTF;

(h)       Letters of resignation from OTF’s current officers and directors, except for Suzanne Fisher who shall only resign from her positions of Chief Executive Officer, President, Chief Financial Officer, and Treasurer with OTF, to be effective upon Closing and after the appointments described in this section shall have been delivered to EPI;

(i)        EPI shall not have received demands for purchase of EPI Dissenting Shares representing more than 1% of the issued and outstanding shares of capital stock of EPI;

(j)        EPI shall have received a resolution from OTF’s Board of Directors, and if applicable, stockholder resolutions approving the Merger and authorizing the issuances of the shares of OTF Common Stock hereto;

(k)       An opinion of OTF’s legal counsel shall have been delivered to EPI in a form approved by EPI’s legal counsel; and

(l)          The stockholders of Acquisition Sub and the stockholders of EPI shall have approved the principal terms of this Agreement, the Merger and the transactions contemplated herein in accordance with applicable law and their Articles of Incorporation and Bylaws.

Section 11.          OTF’s, Acquisition Sub’s and Name Change Merger Sub’s Conditions to the Merger.  The obligations of OTF, Acquisition Sub and Name Change Merger Sub to effect the Merger and Name Change Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by OTF:

(a)       Each of the representations and warranties of EPI contained in this Agreement shall be true and correct as of the date of this Agreement, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect and at the Closing EPI shall have delivered to OTF a certificate to that effect;

(b)       EPI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing EPI shall have delivered to OTF a certificate to that effect;

(c)       From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance, or event concerning EPI that has had or could be reasonably likely to have an Adverse Effect;

(d)       EPI shall have delivered to OTF a complete and accurate EPI Schedule and such schedule shall have been approved by OTF;

(e)       The Assignment Agreement shall have been entered into by the parties thereto and shall be effective at the Effective Time;

(f)        EPI shall have delivered to OTF audited balance sheets of EPI as of December 31, 2010 and 2009, and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2010 and 2009; and

(g)       OTF shall have received from each holder of EPI capital stock (i) an investor suitability questionnaire in form and substance satisfactory to OTF, containing customary investment representations and certifying that such holder is an “accredited investor” as defined in Regulation D of the Securities Act or (ii) confirmation of receipt of the appropriate disclosures required pursuant to Rule 506 under Regulation D of the Securities Act.

Section 12.          Indemnification of Directors and Officers.  All rights to indemnification by EPI and OTF existing in favor of each individual who is an officer or director of EPI or OTF of the date of this Agreement (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of EPI or OTF occurring prior to the Effective Time, as provided in EPI’s Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) or OTF’s Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable law) for a period of six years from the Closing Date.

Section 13.          Confidentiality.  Each Party shall ensure that any nonpublic information provided to it by any other Party in confidence shall be treated as strictly confidential and that all such confidential information that each Party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the other Party; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving Party.  Each such Party shall, and shall cause all of such other persons who received confidential information, from time to time to deliver to the disclosing party all tangible evidence of such confidential information to which the restrictions of this Section apply upon written request.

Section 14.           Termination

(a)         This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

(i)           by mutual written consent of OTF and EPI;

(ii)          by either OTF or EPI if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii)         by either OTF or EPI, so long as such Party is not in breach hereunder, if the Merger shall not have been consummated on or before June 30, 2011 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at, or prior to, the Effective Time of the Merger, in which event such party may not terminate this Agreement pursuant to this provision for a period of ten days following such party’s cure of such failure); provided, however, that if either OTF or EPI requests an extension of the Closing after this date and the other Party consents in writing, then neither Party may terminate this Agreement under this provision until the expiration of such extension period;

(iv)         by OTF, if there has been a material breach of this Agreement on the part of EPI of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by OTF to EPI; or

(v)          by EPI, if there has been a material breach of this Agreement on the part of OTF of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by EPI to OTF.

(b)          In the event of termination of this Agreement by either EPI or OTF provided in this Section 14, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of OTF or EPI, other than the provisions of the last sentence of Section 13 and this Section 14.  Nothing contained in this Section 14 shall relieve any Party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 15.           Miscellaneous.

(a)       Survival.  The representations and warranties of the Parties will terminate at the Effective Time and only those covenants that by their terms survive the Effective Time shall survive the Effective Time.  This Section 15 shall survive the Effective Time.

(b)       Press Releases and Public Announcements.  No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement or trading agreement.

(c)       No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(d)       Notices.  All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the Party to receive notice at the following addresses or at such other address as any Party may, by notice, direct:

To OTF, Acquisition	On Time Filings, Inc.
Sub or Name Change	260 Newport Center Drive, Suite 100
Merger Sub:	Newport Beach, California 92660
Attn: Suzanne Fischer

With a copy to:	M2 Law Professional Corporation
(which will not	Attention: Michael J. Muellerleile
constitute notice)	500 Newport Center Drive, Suite 800
Newport Beach, CA 92660
Fax number: (949) 706-1475

To EPI:	Empowered Products, Inc.
3367 West Oquendo Road
Las Vegas, Nevada 89118
Attn: Scott Fraser

With a copy to:	K&L Gates LLP
(which will not	Attention: Melissa A. Brown
constitute notice)	10100 Santa Monica Blvd., 7th Floor,
Los Angeles, California 90067
Fax number: (310) 552-5001

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

(e)       Waiver.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(f)        Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.

(g)       Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, which may be granted or withheld at the sole discretion of such other Parties.  Any unauthorized assignment is void.

(h)       Severability.  Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(i)        Expenses.  Each Party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such Party in connection with the transactions contemplated by this Agreement.  As soon as practicable after the Closing Date, the Parties agree to cause OTF to pay the reasonable legal fees and expenses of OTF’s legal counsel, not to exceed $50,000, directly to OTF’s legal counsel from the proceeds of the Private Placement.

(j)        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws.

(k)       Counterparts; Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

(l)        Entire Agreement.  This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the Parties on Closing represent the entire understanding and agreement between the Parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

(m)      Amendment.  This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time.  This Agreement may not be amended by the Parties hereto except by execution of an instrument in writing signed on behalf of each of OTF, EPI, Acquisition Sub and Name Change Merger Sub.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

ON TIME FILINGS, INC.

By:	/s/ Suzanne Fischer
Suzanne Fischer
Its:	President

EPI ACQUISITION CORP.

By:	/s/ Suzanne Fischer
Suzanne Fischer
Its:	President

EPI NAME CHANGE CORP.

By:	/s/ Suzanne Fischer
Suzanne Fischer
Its:	President

EMPOWERED PRODUCTS, INC.

By:	/s/ Scot Fraser
Scott Fraser
Its:	President

Schedule 1

Definitions

“Accredited Investors” has the meaning set forth in Rule 501(a) under the Securities Act.

“Adverse Effect” means, with respect to each Party, any effect or change that would have a material adverse effect on the results of operations, financial condition, assets, properties or business of the party, taken as a whole, or on the ability of the Party to consummate timely the transactions contemplated hereby.

“Affiliate” has the meaning set forth in Exchange Act Rule 12b-2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Effective Time” means the time of acceptance for recording of Articles of Merger effectuating the Merger by the Secretary of State of the State of Nevada in accordance with the Nevada Revised Statutes (but not earlier than the Closing Date) or at such later time that the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Knowledge” means the actual knowledge of the executive officers of a Party, without independent investigation.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

OTF SCHEDULE

This constitutes the OTF Schedule (the “OTF Schedule”) delivered by On Time Filings, Inc., a Nevada corporation (“OTF”), pursuant to that certain Agreement and Plan of Merger (the “Agreement”) dated as of June 30, 2011 by and among OTF, Empowered Products, Inc., a Nevada corporation (“EPI”), EPI Acquisition Corp., a newly-formed wholly-owned subsidiary of OTF, domiciled in Nevada (“Acquisition Sub”), and EPI Name Change Corp., a newly-formed wholly-owned subsidiary of OTF, domiciled in Nevada (“Name Change Merger Sub”).   Unless the context otherwise requires, all capitalized terms used in this OTF Schedule shall have the respective meanings assigned to them in the Agreement.

No reference to or disclosure of any item or other matter in this OTF Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this OTF Schedule.  No disclosure in this OTF Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The headings contained in this OTF Schedule are for convenience of reference only, shall not be deemed to be a part of the OTF Schedule and shall not be referred to in connection with the construction or interpretation of this OTF Schedule.

This OTF Schedule and the information and disclosures contained in this OTF Schedule are intended only to qualify and limit the representations and warranties of OTF contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations or warranties.

References to any document do not purport to be complete and are qualified in their entirety by the contents of such document itself. The contents of any such document referred to in this OTF Schedule are incorporated by reference in this OTF Schedule as though fully set forth herein.

The disclosures herein will qualify other paragraphs in Section 6 of the Agreement to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

Section 6(h) Tax Matters.  Tax returns of OTF for the year 2010 are on extension.

Section 6(n) Banking Facilities.  OTF has a bank account with Wells Fargo.  Suzanne Fischer and Eileen Hung are the only signatories authorized to draw on the bank account.